Exhibit 10.7
SIXTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT
This SIXTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of February 17, 2021, is among COMSTOCK RESOURCES, INC. (the “Borrower”), the Lenders (as defined below) party hereto, WELLS FARGO BANK, N.A. (“Successor Agent”), as, effective from and after the Amendment Effective Date (as defined below), the successor administrative agent under the Credit Agreement (as defined below) (together with its successors and assigns in such capacity, the “Administrative Agent”), and BANK OF MONTREAL, as administrative agent for the Lenders under the Existing Credit Agreement (as defined below) prior to the effectiveness of this Amendment (in such capacity, “Predecessor Agent”).
PRELIMINARY STATEMENTS
A.The Borrower, Predecessor Agent, certain banks and other financial institutions, as lenders (the “Lenders” and each a “Lender”), and certain other parties have entered into that certain Amended and Restated Credit Agreement dated as of July 16, 2019 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”; and the Existing Credit Agreement as amended by this Amendment, the “Credit Agreement”), pursuant to which the Lenders have, subject to the terms and conditions set forth therein, made certain credit available to and on behalf of the Borrower.
B.Predecessor Agent has notified the Borrower and the Successor Agent that it intends to resign as administrative agent under the Existing Credit Agreement in accordance with Section 8.6 thereof.
C.The Majority Lenders, in consultation with the Borrower, desire to appoint Successor Agent to be the administrative agent under the Credit Agreement and Successor Agent has agreed to accept such appointment and to serve as administrative agent under the Credit Agreement, in each case in accordance with Section 8.6 thereof.
D.Bank of Montreal (“BMO”), Wells Fargo Bank, N.A. (“Wells Fargo”), and the Borrower have agreed that, effective as of the Amendment Effective Date, (i) BMO shall resign as an Issuing Bank under the Credit Agreement and (ii) Wells Fargo shall become an Issuing Bank under the Credit Agreement, in each case in accordance with Section 2.5(i) of the Credit Agreement.
E.Subject to the terms and conditions of this Amendment, the Lenders party hereto, the Administrative Agent, Predecessor Agent and the Borrower have entered into this Amendment in order to amend certain provisions of the Existing Credit Agreement, effectuate the resignation of Predecessor Agent and the appointment of Successor Agent, and effectuate the replacement of BMO as an Issuing Bank with Wells Fargo, all as set forth herein.
NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein and other good and valuable consideration, the parties agree as follows:

Section 1.Definitions. Unless otherwise defined in this Amendment, each capitalized term used in this Amendment has the meaning assigned to such term in the Credit Agreement.
Section 2.Amendments to the Existing Credit Agreement.
(a)The following defined terms contained in Section 1.1 of the Existing Credit Agreement are hereby amended and restated in their entirety to read as follows:
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York and Houston, Texas are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.
“Issuing Bank” means Wells Fargo Bank, N.A., in its capacity as issuer of Letters of Credit hereunder, or such other Lender as the Borrower may from time to time select as an Issuing Bank hereunder pursuant to Section 2.5, with the consent of the Administrative Agent and such other Lender.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
(b)Section 2.6(a) of the Existing Credit Agreement is hereby amended by deleting the reference to “in Chicago, Illinois” in the second sentence of such Section.
(c)Section 5.11(b) of the Existing Credit Agreement is hereby amended by amending and restating the first paragraph thereof in its entirety to read as follows:
(b)    From and after the date that is sixty (60) days after the Effective Date (or such later date as the Administrative Agent shall reasonably agree), the Borrower shall, and shall cause each of its Restricted Subsidiaries to, maintain all of its respective operating, revenue, collection or other deposit accounts, securities accounts or commodities accounts (other than (i) any Excluded Account and (ii) any deposit account, securities account or commodities account unless and until the first date after the Effective Date on which such account holds cash securities, or commodities with an aggregate fair market value in excess of $3,000,000; provided that the aggregate fair market value of property in all such accounts excluded from the requirements of this Section 5.11(b) pursuant to this subclause (ii) shall not exceed $10,000,000 in the aggregate at any time) established, held, assumed or otherwise maintained by the Borrower or its Restricted Subsidiaries after the Effective Date (including any account acquired or assumed in connection with the transactions contemplated by the Merger Agreement) with (x) one or more Lenders or (y) any other financial institution reasonably acceptable to the Administrative Agent, and in each case, subject to the Administrative Agent’s control pursuant to a Control Agreement.
(d)Section 6.1(a) of the Existing Credit Agreement is hereby amended by amending and restating the first paragraph thereof in its entirety to read as follows:
(a)    Ratio of Total Net Debt to EBITDAX. The Borrower will not permit, as of the last day of any fiscal quarter (commencing with the fiscal quarter ending December 31, 2019) its ratio of Total Net Debt as of the last day of such fiscal quarter to EBITDAX for the four fiscal quarters ending on the last day of such fiscal quarter, to be greater than 4.0 to 1.0; provided that the Borrower shall not permit, (i) on any date on or after May 1, 2020, on which the board of directors of the Borrower declares, approves or agrees to pay or make, directly or indirectly, any Restricted Payment pursuant to clause (c) of Section 6.8, or on any date after December 31, 2021, on which the board of directors of the Borrower declares, approves or agrees to pay or make, directly or indirectly, any Restricted Payment pursuant to clause (d) of Section 6.8, as applicable, its ratio of (x) Total Net Debt as of the date of such declaration, approval or agreement after giving pro forma effect to such Restricted Payment to (y) EBITDAX as of the last day of the most recent period of four consecutive fiscal quarters for which financial statements have been provided in accordance with clause (a) or (b) of Section 5.1, to be greater than 2.25 to 1.0 (notwithstanding any other ratio requirement in this Agreement) or (ii) on any date during the period from February 17, 2021 until December 31, 2021, on which the board of directors of the Borrower declares, approves or agrees to pay or make, directly or indirectly, any Restricted Payment pursuant to clause (d) of Section 6.8, the amount of unused borrowing capacity that could be accessed under this Agreement by the Borrower on such date after giving pro forma effect to such Restricted Payment to be less than 25% of the amount of the Loan Limit in effect at such time.
(e)Clauses (c) and (d) of Section 6.8 of the Existing Credit Agreement are hereby amended and restated in their entirety to read as follows:
(c) the Borrower may declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment (including any payment on account of the Redemption of any Series B Preferred Stock) if (i) no Default or Borrowing Base Deficiency exists or would result therefrom, (ii) the Total Net Debt to EBITDAX ratio after giving effect to such dividend or distribution is no greater than 3.00:1.00, and (iii) the Borrower would have unused borrowing capacity that can be accessed under this Agreement in an amount not less than 20% of the amount of the Loan Limit in effect at such time, (d) the Borrower may declare or make, or agree to pay or make, any dividend or other distribution in respect of (but, for the avoidance of doubt, not a Redemption of, or other Restricted Payment on) the Series B Preferred Stock in accordance with the Preferred Stock Documents as in effect on the Effective Date (and, in any event, any such payments made in cash shall not exceed a Dividend Rate (as defined in the Preferred Stock Documents) of 10.0% per annum and the aggregate amount of all such payments shall not exceed $17,500,000 per annum) so long as no Default or Borrowing Base Deficiency exists or would result therefrom,
(f)Section 6.22 of the Existing Credit Agreement is hereby amended by amending and restating the first paragraph thereof in its entirety to read as follows:
Section 6.22    Additional Deposit Accounts, Securities Accounts and Commodities Accounts. From and after sixty (60) days after the Effective Date, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, open, establish or maintain any operating, revenue, collection or other deposit accounts (other than (i) Excluded Accounts and (ii) any deposit account, securities account or commodities account unless and until the first date after the Effective Date on which such account holds cash, securities, or commodities with an aggregate fair market value in excess of $3,000,000; provided that the aggregate fair market value of property in all such accounts excluded from the requirements of this Section 6.22 pursuant to this subclause (ii) shall not exceed $10,000,000 in the aggregate at any time) with any depositary bank, securities intermediary or commodity intermediary other than those depositary banks, securities intermediaries or commodity intermediaries with whom the Borrower or such Restricted Subsidiary maintains its deposit accounts, securities accounts or commodities accounts on and as of the Effective Date unless (a) the Administrative Agent shall have consented in writing to the opening or establishment of a new deposit account, securities account or commodities account and (b) such new deposit account, securities account or commodities account shall be, concurrently with its opening or establishment, subject to the Administrative Agent’s control pursuant to a Control Agreement.
(g)Section 8.6(a) of the Existing Credit Agreement is hereby amended by amending and restating the first two sentences thereof in their entirety to read as follows:
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States.
(h)Section 9.1(a)(ii) of the Existing Credit Agreement are hereby amended and restated in its entirety to read as follows:

(ii)    if to the Administrative Agent, to Wells Fargo Bank, N.A., 1525 West W.T. Harris Blvd., Charlotte, NC 28262, Attention of AJ Prokos (Telecopy No. (844) 590-2782; Telephone No. (704) 427-3977, E-mail: alexander.prokos@wellsfargo.com and agencyservices.requests@wellsfargo.com);
(i)Section 9.4(c) of the Existing Credit Agreement is hereby amended by deleting the reference to “in Chicago, Illinois” in the first sentence of such Section.
Section 3.Replacement of Administrative Agent.
(a)Resignation and Appointment. In accordance with Section 8.6 of the Credit Agreement, Predecessor Agent hereby resigns as administrative agent under the Credit Agreement effective as of the Amendment Effective Date. In accordance with Section 8.6 of the Credit Agreement, the Majority Lenders (in consultation with the Borrower) hereby appoint Successor Agent as administrative agent under the Credit Agreement and the other Loan Documents and Successor Agent hereby accepts such appointment. Effective as of the Amendment Effective Date, Successor Agent shall become the “Administrative Agent” under the Credit Agreement and the other Loan Documents and be vested with all the rights and duties of Administrative Agent under the Credit Agreement and each other Loan Document, and Predecessor Agent is discharged from its duties and obligations in its capacity as Administrative Agent under the Credit Agreement and the other Loan Documents. The Borrower hereby consents to the appointment of Successor Agent as Administrative Agent.
(b)Rights, Duties and Obligations. Successor Agent hereby succeeds to and is vested with any and all rights, powers, privileges and duties of the Administrative Agent under and in connection with the Credit Agreement (including the indemnification and exculpation rights applicable to the Administrative Agent pursuant to Article VIII of the Credit Agreement) and each of the Loan Documents (collectively, the “Assigned Loan Documents”), all of which Assigned Loan Documents and any guarantees, Liens, or other rights or interests of Predecessor Agent thereunder are hereby assigned by Predecessor Agent to Successor Agent, it being understood that nothing in this Amendment shall waive, release, limit or otherwise affect the continuing validity of the indemnification, exculpation, expense reimbursement and other applicable provisions of Article VIII and Section 9.3 of the Credit Agreement with respect to any actions taken or omitted to be taken by Predecessor Agent, any of its subagents and any of their respective Affiliates while Predecessor Agent was acting as Administrative Agent (including, without limitation, in connection with this Amendment, the substitution of the Administrative Agent, the assignment of the Assigned Loan Documents or the other actions or transactions contemplated hereby), all of which shall survive Predecessor Agent’s resignation and shall continue in effect for the benefit of Predecessor Agent, any of its subagents and their respective Affiliates. Notwithstanding anything in this Amendment to the contrary, the parties hereto agree that this Amendment does not constitute an assumption by (i) Successor Agent of any liability (if any) or obligation of Predecessor Agent or any of its Affiliates or any appointee or agent of Predecessor Agent arising out of or in connection with any action or inaction by Predecessor Agent, any Affiliate of Predecessor Agent or any appointee or agent of Predecessor Agent under or in connection with the Credit Agreement or any other Loan Document, or (ii) Predecessor Agent of any liability (if any) or obligation of Successor Agent or any of its Affiliates or any appointee or agent of Successor Agent arising out of any action or inaction by Successor Agent, any Affiliates of Successor Agent or such appointee or agent under the Credit Agreement or any other Loan Document. The parties hereto agree that (i) Successor Agent, shall bear no responsibility or liability for any event, circumstance, condition or action existing prior to the effectiveness of this Amendment with respect to the Credit Agreement, any other Loan Document, or the transactions contemplated thereby, and (ii) Predecessor Agent, shall bear no responsibility or liability for any event, circumstance, condition or action arising on or after the effectiveness of this Amendment with respect to the Credit Agreement, any other Loan Document, or the transactions contemplated thereby. From and after the Amendment Effective Date, all possessory Collateral held by Predecessor Agent for the benefit of the Secured Parties shall be deemed to be held by Predecessor Agent as agent and bailee for Successor Agent for the benefit of the Secured Parties until such time as such possessory collateral has been delivered to Successor Agent (or its sub-agent). The Borrower (for itself and on behalf of the other Loan Parties) agrees that Successor Agent is authorized, as it may deem necessary or appropriate, to file or register, in each case at Borrower’s sole cost and expense, in any applicable jurisdiction such financing statements, financing statement amendments or other filings, in each instance covering any of the Collateral described in any Assigned Loan Document or any other agreement, instrument or document delivered or entered into under or in connection therewith or furnished pursuant thereto.
(c)Undertakings.
(i)Predecessor Agent and Successor Agent shall be reimbursed by the Borrower for all of Predecessor Agent’s and Successor Agent’s respective reasonable out-of-pocket expenses (including the reasonable fees, charges and disbursements of their respective counsel) incurred in connection with performing their obligations under this Section 3(c).
(ii)In order to achieve the purposes of this Section 3, each of the Borrower, Successor Agent and Predecessor Agent agrees that, to the extent requested by any of them, it shall (x) execute (and, if applicable, the Borrower shall cause the other Loan Parties to execute) all documents in form and substance reasonably acceptable to each party thereto as are reasonably requested by any such party to transfer the Liens, rights and privileges of Predecessor Agent under the Assigned Loan Documents to Successor Agent and (y) take all actions reasonably requested by such other party to facilitate the transfer of information to Successor Agent in connection with the Assigned Loan Documents.
(iii)In the event that, after the effectiveness of this Amendment, Predecessor Agent receives any principal, interest or other amount owing to any Lender or Successor Agent under the Credit Agreement, or any Assigned Loan Document, or receives any instrument, agreement, report, financial statement, insurance policy, notice or other document delivered to it as a result of its former capacity as administrative agent under the Credit Agreement, Predecessor Agent agrees to forward the same to Successor Agent promptly and to hold the same as agent and bailee of Successor Agent until so forwarded.

Section 4.Resignation of Issuing Bank; Appointment of Issuing Bank. In accordance with Section 2.5(i) of the Credit Agreement, BMO, Wells Fargo and the Borrower hereby agree that, effective as of the Amendment Effective Date, (i) BMO shall resign as an Issuing Bank under the Credit Agreement and (ii) Wells Fargo shall become an Issuing Bank under the Credit Agreement. From and after the Amendment Effective Date, (x) Wells Fargo shall have all the rights and obligations of an Issuing Bank under the Credit Agreement and (y) BMO shall remain a party to the Credit Agreement in its capacity as a Lender, but shall have no duties or obligations of an Issuing Bank under the Credit Agreement. On the Amendment Effective Date, the Borrower shall pay all unpaid fees, if any, accrued through the Amendment Effective Date for the account of BMO in its capacity as an Issuing Bank pursuant to Section 2.11(b)(ii) of the Credit Agreement.
Section 5.Ratification. The Borrower and each of the other Loan Parties hereby ratifies and confirms all of the Obligations and the other obligations and duties of the Loan Parties under the Credit Agreement and the other Loan Documents. Without limiting the generality of the foregoing, the Borrower and the other Loan Parties hereby ratify and affirm the terms of, and their obligations under, the Security Documents, and acknowledge and agree that all Liens, claims, rights, titles, interests and benefits created and granted by the Loan Parties to Predecessor Agent shall, in each case, continue to exist, remain valid and subsisting, shall not be impaired or released hereby, shall remain in full force and effect and are hereby affirmed, renewed, extended, carried forward and conveyed as security for the Obligations.
Section 6.Effectiveness. This Amendment shall become effective upon the first date on which all of the conditions set forth in this Section 6 are satisfied (the “Amendment Effective Date”):
(a)the Administrative Agent shall have received executed counterpart signature pages to this Amendment from the Borrower, Predecessor Agent, the Administrative Agent and Lenders comprising at least the Majority Lenders;
(b)the Borrower shall have confirmed and acknowledged to the Administrative Agent and the Lenders, and by its execution and delivery of this Amendment, the Borrower does hereby confirm and acknowledge to the Administrative Agent and the Lenders, that (i) the execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of the Borrower and each other Loan Party; (ii) the Credit Agreement (as amended hereby) and each other Loan Document constitute valid and legally binding agreements enforceable against the Borrower and each other Loan Party that is a party thereto in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity; (iii) the representations and warranties by the Borrower and each other Loan Party contained in the Credit Agreement and in the other Loan Documents, including, without limitation, the representations and warranties contained in Section 3.7(b) of the Credit Agreement with respect to Borrower’s compliance with the Preferred Stock Documents pursuant to which the Series B Preferred Stock was issued, are true and correct on and as of the date hereof as though made as of the date hereof; and (iv) no Default or Event of Default exists under the Credit Agreement or any of the other Loan Documents; and
(c)the Successor Agent shall have received executed counterpart signature pages to that certain Master Reaffirmation and Assignment Agreement, which shall be in form and substance reasonably satisfactory to the Successor Agent and Predecessor Agent, from the Borrower, the Successor Agent and Predecessor Agent.
Section 7.Post Amendment Effective Date Covenant. On or prior to the date that is thirty (30) days following the Amendment Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Loan Parties shall have delivered duly executed mortgage amendments and/or mortgage assignments with respect to the Mortgages, which shall be in form and substance reasonably satisfactory to the Successor Agent, as the Successor Agent may reasonably request in order to assign the Liens and security interests created thereunder to the Successor Agent and otherwise replace Predecessor Agent with the Successor Agent as the “Administrative Agent” thereunder. Failure by the Loan Parties to comply with the provisions of this Section 7 shall constitute an immediate Event of Default under the Credit Agreement.
Section 8.Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.
Section 9.Miscellaneous. (a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Existing Credit Agreement, and each reference in each other Loan Document to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Existing Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended or otherwise modified by this Amendment; (b) the execution, delivery and effectiveness of this Amendment shall not, operate as a waiver of any default of the Borrower or any other Loan Party or any right, power or remedy of the Administrative Agent or the Lenders under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents and except as otherwise modified by the terms hereof, the Credit Agreement and such other Loan Documents shall remain in full force and effect; (c) this Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement; and (d) delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment. This Amendment shall constitute a Loan Document for purposes of the Credit Agreement.
Section 10.Release of Administrative Agent, Issuing Bank and Lenders; Etc. In consideration of the amendments set forth in this Amendment, the Borrower and the Guarantors hereby release, acquit, forever discharge, and covenant not to sue, Predecessor Agent, the Successor Agent, each Issuing Bank and each Lender, along with all of their respective beneficiaries, officers, directors, shareholders, agents, employees, servants, attorneys and representatives, as well as their respective affiliates, heirs, executors, legal representatives, administrators, predecessors in interest, successors and assigns (each individually, a “Released Party” and collectively, the “Released Parties”) from any and all claims, demands, debts, liabilities, contracts, agreements, obligations, accounts, defenses, suits, offsets against the indebtedness evidenced by the Loan Documents, actions, causes of action or claims for damages or relief of whatever kind or nature, whether equitable or monetary, whether known or unknown, suspected or unsuspected by the Borrower which the Borrower, any Guarantor or any Subsidiary of any of them, has, had or may have against any Released Party, for or by reason of any matter, cause or thing whatsoever occurring on or at any time prior to the date of this Amendment, including, without limitation, any matter that relates to, in whole or in part, directly or indirectly (a) the Credit Agreement, any promissory note, any Security Document, any other Loan Document or the transactions evidenced thereby, including, without limitation, any disbursements under the Credit Agreement, any promissory notes, the negotiation of any of the Credit Agreement, the promissory notes, the Mortgages or the other Loan Documents, the terms thereof, or the approval, administration or servicing thereof; or (b) any notice of default, event of default in reference to any Loan Document or any other matter pertaining to the collection or enforcement by any Released Party of the indebtedness evidenced by any Loan Document or any right or remedy under any Loan Document; or (c) any purported oral agreements or understandings by and between any Released Party and the Borrower or any Guarantor in reference to any Loan Document.
Section 11.Final Agreement. THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS, INCLUDING THIS AMENDMENT, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its officer(s) thereunto duly authorized as of the date first above written.

BORROWER:

COMSTOCK RESOURCES, INC.,
a Nevada corporation

By:	/s/ Roland O. Burns
Name: Roland O. Burns
Title: President and Chief Financial Officer

ADMINISTRATIVE AGENT AND LENDERS:

WELLS FARGO BANK, N.A., as Administrative
Agent, Issuing Bank and a Lender

By:	/s/ Jonathan Herrick
Name: Jonathan Herrick
Title: Director

BANK OF MONTREAL, as Predecessor Agent,
resigning Issuing Bank and a Lender

By:	/s/ Patrick Johnston
Name: Patrick Johnston
Title: Director

BANK OF AMERICA, N.A., as Lender

By:	/s/ Victor F. Cruz
Name: Victor F. Cruz
Title: Director

FIFTH THIRD BANK NATIONAL
ASSOCIATION, as Lender

By:	/s/ Thomas Kleiderer
Name: Thomas Kleiderer
Title: Managing Director

Mizuho Bank, Ltd., as Lender

By:	/s/ Edward Sacks
Name: Edward Sacks
Title: Executive Director

CAPITAL ONE, NATIONAL ASSOCIATION,
as Lender

By:	/s/ Christopher Kuna
Name: Christopher Kuna
Title: Senior Director

SOCIETE GENERALE, as Lender

By:	/s/ Roberto Simon
Name: Roberto Simon
Title: Managing Director

REGIONS BANK, as Lender

By:	/s/ Cody Chance
Name: Cody Chance
Title: Director

KeyBank National Association, as Lender

By:	/s/ George E. McKean
Name: George E. McKean
Title: Senior Vice President

Credit Agricole Corporate and Investment
Bank, and a Lender

By:	/s/ Pierre Bennaim
Name: Pierre Bennaim
Title: Managing Director

By:	/s/ Kathleen Sweeney
Name: Kathleen Sweeney
Title: Managing Director

CITIZENS BANK, N.A., as Lender

By:	/s/ Hernando Garcia
Name: Hernando Garcia
Title: Director

BARCLAYS BANK PLC, as Lender

By:	/s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

CIT Bank, N.A., as Lender

By:	/s/ Seda M. Murphy
Name: Seda M. Murphy
Title: Managing Director

OCM ENGY Holdings, LLC, as Lender

By: Oaktree Fund GP, LLC
Its: Manager

By: Oaktree Fund GP I, LLC
Its: Managing Manager

By:	/s/ Robert LaRoche
Name: Robert LaRoche
Title: Authorized Signatory

By:	/s/ Brooke Hinchman
Name: Brook Hinchman
Title: Authorized Signatory

Oaktree Opportunities Fund Xb Holdings
(Delaware), L.P., as Lender

By: Oaktree Fund GP, LLC
Its: General Partner

By: Oaktree Fund GP I, LLC
Its: Managing Manager

By:	/s/ Robert LaRoche
Name: Robert LaRoche
Title: Authorized Signatory

By:	/s/ Brooke Hinchman
Name: Brook Hinchman
Title: Authorized Signatory

Banc of America Credit Products, as Lender

By:	/s/ Austin Penland
Name: Austin Penland
Title: AVP

Goldman Sachs Bank USA, as Lender

By:	/s/ Mahesh Mohan
Name: Mahesh Mohan
Title: Authorized Signatory

Oaktree Value Opportunities Fund Holdings,
L.P., as Lender

By: Oaktree Value Opportunities Fund GP, LP
Its: General Partner

By: Oaktree Value Opportunities Fund GP, Ltd.
Its: General Partner

By: Oaktree Capital Management, L.P.
Its: Director

By:	/s/ Robert LaRoche
Name: Robert LaRoche
Title: Vice President

By:	/s/ Brooke Hinchman
Name: Brook Hinchman
Title: Managing Director

Morgan Stanley Senior Funding, Inc., as Lender

By:	/s/ Marisa Moss
Name: Marissa Moss
Title: Vice President

ACKNOWLEDGMENT BY GUARANTORS
Each of the undersigned Guarantors hereby (i) consents to the terms and conditions of that certain Sixth Amendment to Amended and Restated Credit Agreement dated effective as of February 17, 2021 (the “Amendment”) and confirms its release of the Released Parties set forth therein, (ii) acknowledges and agrees that its consent is not required for the effectiveness of the Amendment, (iii) ratifies and acknowledges its respective Obligations under each Loan Document to which it is a party and affirms that the terms of the Guaranty Agreement guarantees, and will continue to guarantee, the Obligations, after giving effect to the Amendment, and (iv) represents and warrants that (a) no Default or Event of Default has occurred and is continuing, (b) it is in full compliance with all covenants and agreements pertaining to it in the Loan Documents, and (c) it has reviewed a copy of the Amendment.
COMSTOCK OIL & GAS, LLC
By Comstock Resources, Inc., its sole member

COMSTOCK OIL & GAS - LOUISIANA, LLC

By:	/s/ Roland O. Burns
Name: Roland O. Burns
Title: President and Chief Financial Officer